For Immediate Release

Ability of Neurologix’s Gene Transfer Therapy to Quiet Abnormal Brain
Activity in Parkinson’s Disease Patients Reported in PNAS

-- Reductions in Biomarker Correlate to Clinical Benefit;
Provide Quantifiable, Non-Subjective Measurement of Efficacy --

Fort Lee, New Jersey (November 19, 2007) ― New data from the first-ever clinical trial of a novel gene therapy for advanced Parkinson’s disease demonstrate the ability of Neurologix, Inc.’s (OTC Bulletin Board: NRGX) gene transfer treatment to quiet the abnormal brain activity that is correlated with the motor deficits characterizing the disease. Details regarding the normalization of brain activity in treated patients, as measured through radiolabeled glucose uptake and positron emission tomography (PET), were published this week in the online edition of the Proceedings of the National Academy of Sciences.

“In recent years we have been able to identify highly specific patterns of abnormal metabolic activity in patients with Parkinson’s disease. These patterns can be quantified with high reliability using PET imaging,” said David Eidelberg, M.D., Director of the Center for Neurosciences at The Feinstein Institute for Medical Research, and senior author of the new publication. “In particular, the brain network associated with abnormal motor function demonstrates increasingly higher levels of activity as Parkinson’s disease progresses. Existing treatments for Parkinson’s symptoms including drug therapies and deep brain stimulation are known to suppress this abnormal brain network.”

“In this publication,” Dr. Eidelberg continued, “we report that the previously published safety and tolerability seen in the Phase 1 open label study of Neurologix’s Parkinson’s disease treatment was also associated with a significant reduction in abnormal network activity in patients receiving the experimental treatment. Moreover, the degree of reduction in this biomarker correlated with the clinical benefit that the treated patients experienced.”

In the Phase 1 study, the investigators injected an adeno-associated virus (AAV) vector carrying an inhibitory gene (glutamic acid decarboxylase or “GAD”) into one side of the subthalmic nucleus (STN) of the brain of 12 patients with advanced Parkinson’s disease. The GAD gene was intended to increase the synthesis of the major inhibitory neurotransmitter in the brain, gamma-aminobutyric acid, or “GABA”, and thus calm the overactive STN. Although all patients had symptoms on both sides of their bodies, the gene transfer procedure was performed on only one side of the brain, enabling the untreated side to serve as a study control. Improvements in both clinical symptoms and abnormal brain network activity were seen predominately on the treated side of the brain at six months following treatment. Both the clinical benefit and the metabolic improvement persisted through the 12 months of the study period. Moreover, the improvements in brain metabolism occurred in areas of the motor network different from those known to be produced by brain lesioning alone. At the same time, the activity of the cognition-related brain network did not change following the gene transfer procedure.

“We are very encouraged by these findings,” said John Mordock, Neurologix President and Chief Executive Officer. “They clearly support the previously reported results from this study, published earlier this year in The Lancet. Moreover, they also suggest a highly useful, measurable biomarker of efficacy for use in subsequent studies of our gene transfer approach to the treatment of Parkinson’s disease and potentially other neurodegenerative conditions. We expect to begin a Phase 2 study of our approach in Parkinson’s disease within the coming weeks, and believe that we are on track to begin a Phase 1 study in epilepsy.”

About Neurologix
Neurologix, Inc. (NRGX.OB) is a clinical-stage biotechnology company dedicated to the discovery, development, and commercialization of life-altering gene transfer therapies for serious disorders of the brain and Central Nervous System (CNS). Neurologix’s therapeutic approach is built upon the groundbreaking research of its scientific founders and advisors, whose accomplishments have formed the foundation of gene therapy for neurological illnesses. Current company programs address such conditions as Parkinson’s disease, epilepsy and Huntington’s chorea, all of which are large markets not adequately served by current therapeutic options.

Cautionary Statement Regarding Forward-looking Statements
This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995.  These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact.  When used in this document, the words “expects,” “promises,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements.  These statements reflect the current view of the Company’s management with respect to future events.  Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

  The Company is still in the development stage and has not generated any revenues.  From inception through September 30, 2007, it incurred net losses and negative cash flows from operating activities of approximately $26.2 million and $20.3 million, respectively.  Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future.  Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future.  Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability
  The Company will need to conduct future clinical trials for treatment of Parkinson’s disease using the Company’s NLX technology.  If the trials prove unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

  There is no assurance as to when, or if, the Company will be able to successfully receive approval from the FDA on its Investigational New Drug Application to commence a Phase I safety trial for the treatment of epilepsy.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2006 Annual Report on Form 10-KSB.  Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct.  Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.

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